Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF CBOE GLOBAL MARKETS, INC.

AS OF DECEMBER 31, 2017

Name of Subsidiary	Jurisdiction of Organization
Cboe Bats, LLC	Delaware
Cboe BYX Exchange, Inc.	Delaware
Cboe BZX Exchange, Inc.	Delaware
Cboe C2 Exchange, Inc.	Delaware
Cboe EDGA Exchange, Inc.	Delaware
Cboe EDGX Exchange, Inc.	Delaware
Cboe Europe Limited	United Kingdom
Cboe Exchange, Inc.	Delaware
Cboe Futures Exchange, LLC	Delaware
Cboe FX Services, LLC	Delaware
Cboe Trading, Inc.	Delaware

Certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.